EXHIBIT 10.5

CONSULTING AGREEMENT

THIS AGREEMENT made this 1st day of August 2016, between Standard Premium Finance Holdings, Inc., a Florida corporation (the “Company”) and Bayshore Corporate Finance, LLC, a Florida limited liability company (the “Consultant”).

WITNESSETH:

WHEREAS, the Company desires to secure the benefit of the Consultant’s experience, skills, abilities, knowledge, and background to facilitate the Company’s business strategy and planning and to advise the Company in financial, mergers and acquisitions and other matters upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

Engagement. The Company hereby engages Consultant as a consultant (the “Engagement”) with respect to business strategy, corporate finance, mergers and acquisitions and general business consulting and Consultant hereby accepts the Engagement. Such consulting services shall be provided in Miami-Dade County, Florida, or other mutually acceptable times and places.   The relationship of Company and Consultant established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint ventures, co-owners or otherwise as participant in a joint undertaking, or (iii) allow Consultant to create or assume any obligation on behalf of Company for any purpose whatsoever. All financial and other obligations associated with Consultant’s business are the sole responsibility of Consultant.

2.

Services. During the term of the Engagement hereunder, Consultant will provide advice and counsel regarding Company’s strategic business plans, strategy and negotiations with potential strategic partners, corporate planning and financial consulting (the “Services”) as requested by the Company, such as the following:

2.1

Assist the Company in the development of a strategic growth plan and related communications materials such as an executive summary and investor presentation. Advise the Company in its strategy to become a holding company for Standard Premium Finance Management Corporation.

2.2

Advise the Company regarding mergers, acquisitions and strategic alliances. Introduce the Company to and assist the Company in reviewing potential acquisitions and alliances. Assist the Company in negotiating terms and structure, and conducting due diligence of mergers, acquisitions and alliances. The services provided by the Consultant in connection with mergers, acquisitions and strategic alliances shall not include providing fairness opinions stating whether any such transaction is fair from a financial point of view.

2.3

Review and assess various financing strategies and solutions with the Company. Suggest desirable financing amounts, terms, and structure. Assist the Company in achieving optimum capital structure. Identify broker/dealers or other sources of capital.

2.4

Assist the Company with corporate governance structure involving its Board of Directors and committees. Consultant will also be available to assist with the development of executive and director compensation programs.

3.

No Brokerage. The parties acknowledge that Consultant is not licensed as a registered broker/dealer and does not engage in the sale of securities. Any sales of securities shall be undertaken directly by the Company or through registered broker/dealers. Consultant may provide services solely as a finder in connection with the Company’s sale of securities in accordance with applicable securities laws and regulations but will not undertake any activities in connection with any securities offered by the Company which would require registration as a broker/dealer. Consultant will receive no fees hereunder which will violate any laws or regulations, including those of stock markets or FINRA.

4.

Term. The initial term of the Engagement shall be the period commencing on the date hereof and ending one (1) year thereafter. The term of the Engagement shall automatically be renewed from year to year thereafter unless terminated by either party upon sixty (60) days written notice of its intent not to renew to the other by registered or certified mail prior to the end of the initial term of the Engagement, or any renewal term thereof.

5.

Compensation. In consideration of the Services provided by Consultant herein, the Company shall pay Consultant as follows:

5.1

Retainer Fee. Company will pay an initial fee of $5,000.00 to Consultant upon entering into this agreement. Company will pay Consultant a monthly retainer fee of

$1,500.00 per month beginning 30 days from the date entering into this Agreement and on the same day of each successive month during the term of the Engagement.

5.2

Holding Company Success Fee. Upon the effective date of this Agreement, Company shall sell an aggregate 330,000 shares of its restricted common stock for the par value, $0.001 per share, to certain affiliates of Consultant as set forth in a separate list provided by Consultant to the Company. Such shares shall be restricted and shall vest and be delivered upon the consummation of the Company’s acquisition of at least a majority of the outstanding common stock of Standard Premium Finance Management Corporation thereby establishing the Company’s holding company strategy. In the event the holding company has not been established as aforesaid within one (1) year of the date of this Agreement, the unvested shares shall be returned to the Company for cancellation. Such shares shall not be registered under the Securities Act of 1933 or any other applicable securities laws and shall be subject to an investment letter satisfactory to the Company.

5.3

M&A Success Fee. If the Company consummates a sale, acquisition, divestiture, merger, or other business combination, or other similar buy or sell side transaction involving the Company and a party introduced by Consultant, or with which Consultant has assisted the Company in connection with such a transaction, during the term of the Engagement, then the Company shall pay Consultant a fee (the “M&A Success Fee”) in an amount as follows:

(a)

An amount equal to ten percent (10%) of the Total Consideration of the transaction for its services in connection with such transaction if the Company or any of its subsidiaries is the acquired party in such transaction.

(b)

An amount equal to ten percent (10%) of the Total Consideration of the transaction for its services in connection with such transaction if the Company or any of its subsidiaries is the acquiring party in such transaction and no outside financing in excess of twenty percent (20%) of the Total Consideration is utilized by the Company in payment for the acquisition target, or if such outside financing is provided by sources identified by Consultant.

(c)

An amount equal to five percent (5%) of the Total Consideration of the transaction for its services in connection with such transaction if the Company or any of its subsidiares is the acquiring party in such transaction and outside financing in excess of twenty percent (20%) of the Total Consideration is utilized by the Company in payment for the acquisition target and such outside financing is provided by a source not identified by Consultant.

(d)

For purposes of this Agreement, “Total Consideration” shall mean the total value of all cash, securities, or other property paid at the closing of a transaction to or by the Company or its shareholders or to be paid in the future to them with respect to such transaction as provided below (other than payments of interest or dividends) in respect of (i) the assets of the acquired company and (ii) the capital stock of the acquired company (and any securities convertible into options, warrants or other rights to acquire such capital stock). Any amounts payable in connection with a non-competition agreement or any employment, consulting, licensing, supply or other agreement entered into in connection with the transaction, to the extent that such amounts payable are greater than what would customarily be paid on an arms-length basis to an employee, consultant, licensee or supplier who had not been acquired, shall be deemed to be part of the Total Consideration paid in the transaction. In the event a transaction is consummated in one or more steps, including without limitation, any additional consideration paid in any subsequent step in the transaction, including contingent, earn out payments or escrowed payments, shall be included in the definition of “Total Consideration” and the applicable M&A Success Fee shall be paid to Consultant when received or paid.

(e)

If all or a portion of the Total Consideration paid in the Transaction is other than cash or negotiable securities then the value of such non-cash consideration shall be the fair market value thereof on the date the transaction is consummated as mutually agreed upon in good faith by the Company and the Consultant. If such non-cash consideration consists of common stock, convertible preferred stock or other convertible security, options, warrants or other rights for which a public trading market for such security or underlying security existed prior to consummation of the Transaction, then the value of such securities shall be determined by the closing or last sales price of such security or underlying security prior to the date of the consummation of the Transaction. If no public market exists for the common stock, options, warrants or rights issued in the Transaction, then the value of such securities shall be as mutually agreed upon in good faith by the Company and the Consultant. If the Company and the Consultant are unable to reach such an agreement on valuation within the ten (10) days after the consummation of the transaction, such value shall be determined by an investment banker or other person experienced in valuing such stock, equity securities or non-cash consideration mutually acceptable to Company and the Consultant. Such determination of such investment banker or other person shall be binding upon Company and the Consultant, and Company and the Consultant shall each be responsible for paying one-half of the fees of such investment banker or other person.

(f)

No success fee shall be payable on the Company’s acquisition of Standard

Premium Finance Management Corporation, except as provided in Section 5.2.

5.4

Financing Success Fee. For its services in assisting the Company in financing matters as set forth in Section 2.3, Consultant shall be paid a success fee as follows:

(a)

An amount equal to five percent (5%) of the net proceeds of equity or debt financing received by the Company upon closing of each such financing.

(b)

An amount equal to twenty five (25%) percent of the lender’s upfront commitment fee of any bank credit facility entered into by Company during the term of this agreement payable upon initial closing under such credit facility, but not less than 0.5% of the aggregate credit facility. To avoid any misunderstanding such success fee shall not be paid on any credit facility provided by BB&T and shall be paid on any credit facility provided by Bank United, including credit facilities provided to Standard Premium Credit Management Corporation.

(c)

All such financing shall be on terms and amounts acceptable to the Company, such acceptance to be evidenced by the acceptance of such financing by the Company.

5.4

Expenses. The Company will reimburse Consultant for actual travel and other out-of-pocket expenses reasonably incurred in connection with the performance of services hereunder. Any such expenses individually or in the aggregate in excess of $1,000.00 must be approved in advance by the written consent of the Company.

5.5

Collection Costs. Company will not seek to avoid or evade payment of any consideration due Consultant pursuant to this Agreement and Company will pay all costs incurred by Consultant, including reasonable attorneys’ fees and costs, in the event any such payments are not made when due or in the event of any other default by Company under this Agreement. Any payments due Consultant which are not paid when due shall accrue interest at 10% per annum  until paid.

6.

Furnishing Information and Confidential Treatment.

6.1

During the term of the Engagement the Company shall provide the Consultant with such information as it shall request concerning the Company, its business and operations, financial statements, plans, forecasts and projections. Such information shall be true and correct and Consultant may rely upon any such information furnished by the Company without independent verification.

6.2

Consultant agrees to obtain the written consent of the Company prior to contacting any potential party to a merger, acquisition or strategic alliance and will not contact any such party to which Company has objected in writing.

6.3

Consultant agrees that, during the term of the Engagement and for a period of three (3) years thereafter, it will not, without the written consent of the Company, use, disclose or authorize or permit anyone under its direction to use or disclose to anyone not properly entitled thereto, any confidential information relative to the business, sales, financial condition and results, customers, strategic plans and prospects, forecasts and projections of the Company or any subsidiary or affiliate thereof. For purposes of the preceding sentence, persons properly entitled to such information shall include such parties to whom such information is reasonably furnished in connection with Consultant’s services hereunder and who have signed a confidentiality agreement in form approved by the Company prior to such disclosure.

7.

Non-Circumvention. The Company agrees that all third parties introduced to it by the Consultant represent significant efforts by and are the work product of the Consultant. For a period of three (3) years following the termination of the Engagement, Company and its subsidiaries, affiliates, successors, assigns, employees and agents shall not contact or conduct business with any financial institution, investor, target companies, resource or placement agent introduced by Consultant to the Company without first obtaining written consent from Consultant and entering into a written agreement with Consultant for just compensation payable to Consultant, to the extent that compensation payable to Consultant is not otherwise covered by this Agreement.

8.

Scope of Responsibility. Neither Consultant nor any of its affiliates (nor any of their respective control persons, directors, officers, employees or agents) shall be liable to the Company or to any other person claiming through the Company for any claim, loss, damage, liability, cost or expense suffered by the Company or any such other person arising out of or related to the Engagement hereunder except for a claim, loss or expense that arises primarily out of or is based primarily upon any action or failure to act by Consultant, other than an action or failure to act undertaken at the request or with the consent of the Company, that is determined to constitute bad faith, willful misconduct or gross negligence on the part of Consultant.

9.

Miscellaneous.

9.1

This Agreement is a personal consulting contract and Consultant may not assign its obligations or rights pursuant to this Agreement without the prior written consent of the Company.

9.2

The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the Company.

9.3

This Agreement, which contains the entire contractual understanding between the parties, may not be changed orally but only by a written instrument signed by the parties hereto.

9.4

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

9.5

The waiver or breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

9.6

Any notices, requests or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail, postage prepaid, and if to the Consultant, addressed to it at: 13590 SW 134th Avenue, Suite 215, Miami, FL 33186, and if to the Company, addressed to it at: 13590 SW 134th Avenue, Suite 214, Miami, FL 33186, attention of the President, or such other address as shall have been specified in writing by either party to the other, and any such notice or communication shall be deemed to have been given as of the date so mailed.

9.7

Any dispute or controversy arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement, or any breach of this Agreement or any such document or instrument shall be settled by binding arbitration before one arbitrator to be held in Miami-Dade County, Florida in accordance with the commercial arbitration rules then in effect of the American Arbitration Association or any successor thereto. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. In any such arbitration, the parties waive personal service of any process or other papers and agree that service thereof may be made in accordance with Section 9.6. The losing party in such arbitration shall pay all the costs and expenses of such arbitration, including the reasonable attorneys’ fees and expenses of the winning party as determined by the arbitrator.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

STANDARD PREMIUM FINANCE HOLDINGS, INC.

By:	/s/ William J. Koppelmann
William J. Koppelmann, President

BAYSHORE CORPORATE FINANCE, LLC

By:	/s/ Anthony Leavitt
Managing Director